Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER NET INCOME OF $207 MILLION

Earnings reduced by special FDIC assessment and integration costs

Capital, liquidity and loan loss reserves continued to strengthen

PITTSBURGH, July 23, 2009 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $207 million, or $.14 per diluted common share, for the second quarter of 2009. Net income reflected a special FDIC assessment of $.19 per diluted common share and integration costs of $.20 per diluted common share. For the first six months of 2009, the company earned net income of $737 million, or $1.16 per diluted common share.

“Our businesses performed well in the second quarter given the extremely challenging economic environment. We increased our loan loss reserves again this quarter as credit quality deteriorated with the broader economy,” said James E. Rohr, chairman and chief executive officer. “Despite the current recession, sales were above expectations and we added clients and deepened customer relationships. Total revenue increased this quarter while we continued to effectively manage expenses and improve our liquidity and capital positions. We see opportunities for further market share growth through the successful implementation of our business model across our expanded franchise.”

HIGHLIGHTS

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PNC grew retail customer accounts and increased average transaction deposits by $6.6 billion during the quarter, further strengthening its liquidity position and core funding level to an 87 percent loan to deposit ratio at June 30, 2009. The company reduced brokered certificates of deposit as reflected in the $5.4 billion decline in average other time deposits, substantially reducing the overall cost of deposit funding.

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PNC remains committed to responsible lending, essential to economic recovery. Loans and commitments of approximately $29 billion were originated and renewed during the second quarter as the company continued to make credit available.

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PNC Reports Second Quarter Net Income of $207 Million – Page 2

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PNC raised $624 million in new common equity at market prices through the issuance of 15 million shares of common stock in May 2009. PNC plans to redeem the preferred shares issued under the TARP Capital Purchase Program when appropriate in a shareholder-friendly manner, subject to approval by its banking regulators.

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Capital levels continued to strengthen. During the quarter PNC added 50 basis points to the estimated Tier 1 risk-based capital ratio which was 10.5 percent at June 30, 2009 and added 40 basis points to the estimated Tier 1 common equity ratio which was 5.3 percent at June 30, 2009.

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Pretax pre-provision earnings of $1.3 billion exceeded credit costs of $1.1 billion. Total revenue was $4.0 billion for the quarter, reflecting the diversification of PNC’s revenue streams and the strength of noninterest income sources. Expenses remained well controlled and increased primarily due to the special FDIC assessment and integration costs related to the National City acquisition.

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As expected, credit quality continued to deteriorate during the second quarter reflecting the weakened economy, but at a slower rate. PNC increased loan loss reserves beyond net charge-offs by $292 million, strengthening the ratio of allowance for loan and lease losses to total loans to 2.77 percent at June 30, 2009 from 2.51 percent at March 31, 2009. Net charge-offs to average loans increased to 1.89 percent for the second quarter from 1.01 percent for the first quarter of 2009. The increase in net charge-offs was consistent with $2.8 billion of reserves for expected losses established for National City loans on acquisition date.

•	The acquisition of National City Corporation continued to exceed expectations.

•	The transaction was accretive to first half earnings and is expected to be accretive for the full year.

•	Cost savings in the first half of 2009 reached an annualized level of approximately $500 million, ahead of plan and tracking to achieve the $1.2 billion two-year goal.

•	Plans are in place for the required divestiture of 61 branches in the third quarter of 2009.

•	Integration activities are proceeding on schedule. National City customers will begin to be converted to the PNC platform in November 2009.

•	The combined company remains focused on delivering the PNC brand for client and business growth.

For the first quarter of 2009, net income was $530 million, or $1.03 per diluted common share. Net income was $901 million, or $2.54 per diluted common share, for the first six months of 2008.

PNC acquired National City on December 31, 2008. PNC’s consolidated balance sheet and financial ratios as of June 30, 2009, March 31, 2009 and December 31, 2008 and for both quarters of 2009 reflect the acquisition. PNC’s consolidated income statement beginning with the first quarter of 2009 includes operating results of National City. The substantial increase in all income statement comparisons to the prior year, except as noted, is primarily due to the operating results of National City.

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PNC Reports Second Quarter Net Income of $207 Million – Page 3

CONSOLIDATED REVENUE REVIEW

Net interest income totaled $2.2 billion for the second quarter of 2009 compared with $1.0 billion for second quarter 2008 and $2.3 billion for first quarter 2009. The net interest margin was 3.60 percent for the second quarter of 2009 compared with 3.47 percent in the second quarter of 2008 and 3.81 percent for the first quarter of 2009. The decrease in net interest income and margin in the linked quarter comparison was primarily due to a reduction in loan demand partially offset by lower deposit rates and borrowing costs. As loan balances have declined, PNC has invested in lower risk assets, such as U.S. Treasury and government agency securities, and maintained increased balances in interest earning accounts with the Federal Reserve.

Noninterest income was $1.8 billion for the second quarter of 2009 compared with $1.1 billion for the same quarter of 2008 and $1.6 billion for the first quarter of 2009. Noninterest income increased 15 percent compared with the linked quarter primarily due to higher gains on asset sales, improved asset valuations and customer-related fee income somewhat offset by lower net gains on hedging residential mortgage servicing rights. Asset management revenue, corporate and consumer service fees, and service charges on deposits increased in the comparison.

Asset sales included net securities gains of $182 million for the second quarter of 2009 compared with $8 million for the second quarter of 2008 and $56 million in the first quarter of 2009. Second quarter 2009 securities gains related primarily to sales of agency residential mortgage-backed securities.

Improved asset valuations resulted in better trading results and lower losses on private equity and alternative investments compared with the linked quarter. First quarter 2009 included a gain of $103 million related to PNC’s BlackRock long-term incentive plan (LTIP) programs shares obligation. There was no impact from the LTIP obligation in the second quarter of 2009 as a result of the first quarter 2009 restructuring of PNC’s ownership of BlackRock equity.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the second quarter of 2009 was $2.7 billion compared with $1.1 billion in the prior year second quarter and $2.3 billion for the first quarter of 2009. The linked quarter increase of $330 million included a special FDIC assessment of $133 million and integration costs of $125 million. Integration costs in noninterest expense were $13 million for the second quarter of 2008 and $52 million in the first quarter of 2009. Annualized acquisition cost savings of approximately $500 million were realized by the second quarter of 2009, on track to achieve the $1.2 billion two-year goal of reducing combined company annualized noninterest expense.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $280 billion at June 30, 2009 compared with $286 billion at March 31, 2009. The decrease was primarily due to a decline in loan demand somewhat offset by an increase in lower risk investment securities.

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PNC Reports Second Quarter Net Income of $207 Million – Page 4

Average loans were $169 billion for the quarter and decreased $4.9 billion, or 3 percent, compared with the first quarter of 2009 mainly as a result of a $3.7 billion, or 5 percent, decline in average commercial loans and a $.7 billion, or 1 percent, decline in average consumer credits. Reduced loan demand as well as paydowns and lower utilization levels on commercial loans contributed to the decreases. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $29 billion in the second quarter of 2009, including $6.4 billion of originations for first mortgages, and were $26 billion in the first quarter of 2009.

Average loans held for sale increased to $4.8 billion in the second quarter of 2009 compared with $4.5 billion for the first quarter of 2009. At June 30, 2009, residential mortgages comprised 62 percent of total loans held for sale and commercial mortgages represented 33 percent.

Average investment securities for the second quarter of 2009 were $51 billion, an increase of 3 percent compared with the linked quarter. The increase was primarily due to purchases of government agency and U.S. Treasury securities, partially offset by sales of agency residential mortgage-backed securities and maturities and prepayments. The June 30, 2009 investment securities balance included a net unrealized pretax loss of $3.8 billion representing the difference between fair value and amortized cost compared with a net unrealized pretax loss of $4.4 billion at March 31, 2009. The lower unrealized pretax loss was primarily the result of improving market liquidity of commercial and nonagency residential mortgage-backed securities.

Average deposits were $193 billion for the second quarter of 2009 compared with $192 billion in the linked quarter. Average money market, interest-bearing demand and savings deposits increased $4.5 billion, or 6 percent, during the second quarter as a result of relationship growth in many of PNC’s markets. Average demand and other noninterest-bearing deposits grew $2.5 billion, or 6 percent, in the second quarter and represented 22 percent of total deposits at June 30, 2009. Average other time deposits declined $5.4 billion, or 51 percent, during the quarter primarily as a result of the allowed run off of brokered certificates of deposit. This contributed to the $4.2 billion decline in total deposits at June 30, 2009 to $190 billion compared with March 31, 2009.

Average borrowed funds for the second quarter of 2009 were $46 billion, a decline of $1.7 billion, or 4 percent, compared with the first quarter of 2009. The decrease was primarily due to repayments and maturities of Federal Home Loan Bank borrowings and bank notes and senior debt partially offset by the second quarter issuance of $1.0 billion of senior notes, which were not issued under the FDIC debt guarantee program.

Capital levels were further strengthened during the second quarter of 2009. PNC raised $624 million in new common equity through the issuance of 15 million shares of common stock in May 2009 through an “at the market” offering, following the results of the Supervisory Capital Assessment Program stress test. As required, PNC filed a capital plan which was accepted by its regulators.

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PNC Reports Second Quarter Net Income of $207 Million – Page 5

In April 2009, the PNC board of directors declared a quarterly common stock cash dividend of 10 cents per share. Preferred stock dividends included $95 million paid to the U.S. Department of the Treasury under the TARP Capital Purchase Program on $7.6 billion of preferred stock. PNC plans to redeem the Treasury Department’s investment when appropriate in a shareholder-friendly manner, subject to approval by its banking regulators.

PNC’s estimated Tier 1 risk-based capital ratio increased by 50 basis points to 10.5 percent at June 30, 2009 from 10.0 percent at March 31, 2009. The estimated Tier 1 common equity ratio increased by 40 basis points to 5.3 percent at June 30, 2009 from 4.9 percent at March 31, 2009. The increase in the ratios was primarily due to higher capital from the common equity issuance and retained earnings combined with lower risk-weighted assets which were partially offset by the impact of higher goodwill.

ASSET QUALITY REVIEW

While credit quality deterioration continued as expected during the second quarter reflecting the weak economy, PNC’s pretax pre-provision earnings of $1.3 billion exceeded the provision for credit losses of $1.1 billion. PNC increased the allowance for loan and lease losses during the second quarter to $4.6 billion at June 30, 2009 compared with $4.3 billion at March 31, 2009. The allowance for loan and lease losses to total loans was 2.77 percent at June 30, 2009 compared with 2.51 percent at March 31, 2009.

PNC increased loan loss reserves beyond net charge-offs. Net charge-offs for the second quarter of 2009 were $795 million, or 1.89 percent of average loans, compared with $431 million, or 1.01 percent, for the first quarter of 2009. The $364 million increase in net charge-offs was reflective of overall recessionary economic conditions and included higher net charge-offs of $131 million in commercial loans, $127 million in residential real estate loans and $62 million in consumer loans. Net charge-offs for the second quarter of 2009 attributable to National City loans were $463 million, or 58 percent of total net charge-offs. PNC had established reserves of $2.8 billion for expected losses on National City loans on acquisition date.

Nonperforming assets were $4.5 billion at June 30, 2009 compared with $3.5 billion at March 31, 2009, an increase of $1.0 billion in the second quarter compared with an increase of $1.3 billion in the first quarter. Nonperforming assets increased during the quarter to 2.74 percent of total loans and foreclosed and other assets at June 30, 2009 compared with 2.05 percent at March 31, 2009. The increase related primarily to the residential housing market and included a $.4 billion increase in nonperforming commercial real estate loans, mainly residential real estate development projects, and a $.4 billion increase in nonperforming residential real estate loans. Nonperforming assets to total assets were 1.62 percent at June 30, 2009 compared with 1.23 percent at March 31, 2009. The allowance for loan and lease losses to nonperforming loans was 113 percent at June 30, 2009 and 145 percent at March 31, 2009.

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PNC Reports Second Quarter Net Income of $207 Million – Page 6

BUSINESS SEGMENT RESULTS

PNC has three new reportable business segments in 2009: Asset Management Group, Residential Mortgage Banking, and Distressed Assets Portfolio. Certain prior period information has been reclassified to reflect current methodologies and current business and management structure. Operating results for business segments for periods prior to 2009 do not reflect any impact of National City.

Retail Banking

Retail Banking earned $60 million for the second quarter of 2009 compared with $50 million for the first quarter of 2009. Retail Banking continued to maintain its focus on customer and deposit growth, employee and customer satisfaction, investing in the business for future growth, as well as disciplined expense management during this period of market and economic uncertainty.

Retail Banking overview:

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PNC’s customer retention efforts were successful and met expectations. Net new consumer and business checking relationships grew by 14,000 during the second quarter of 2009. Additionally, online banking and online bill payment active customers each grew 2 percent during the quarter.

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Employee engagement and customer satisfaction/loyalty results are tracking at all time highs. PNC recently received the “Gallup Great Workplace Award” in recognition of its extraordinary ability to create an engaged workplace culture.

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Average deposit balances increased $2.0 billion over the linked quarter due to demand, money market and savings deposit growth that was partially offset by the planned run off of higher rate certificates of deposit net of the successful retention of customer relationships. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth. A continued decline in certificates of deposit is expected for the remainder of 2009.

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Average loan balances decreased $453 million compared with the linked quarter as education loan growth was offset by declines in commercial, home equity and residential mortgage loans. In the current environment, demand for commercial and home equity loans is being outpaced by paydowns and charge-offs.

•	Net interest income for the second quarter of 2009 declined $19 million, or 2 percent, compared with the linked quarter primarily as a result of declining loan portfolio spreads and balances.

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Noninterest income for the quarter increased $44 million, or 8 percent, compared with the linked quarter as service charges on deposits and consumer service fees increased 8 percent and 9 percent, respectively, while brokerage fees remained relatively flat.

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Noninterest expense for the second quarter increased 1 percent compared with the linked quarter. Expenses were well managed as continued investments in distribution channels were partially offset by reductions in expenses from acquisitions.

•	Provision for credit losses was $304 million for both the second and first quarters of 2009.

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Retail Banking had 2,606 branches and an ATM network of 6,474 machines at June 30, 2009 giving PNC one of the largest distribution networks among U.S. banks. During the second quarter of 2009, PNC opened 4 traditional branches and 23 in-store branches, consolidated 6 branches and added 72 ATMs.

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PNC Reports Second Quarter Net Income of $207 Million – Page 7

Corporate & Institutional Banking

Corporate & Institutional Banking earned $111 million in the second quarter of 2009 compared with $359 million in the first quarter of 2009. The reduction reflects a higher provision for credit losses indicative of deteriorating economic conditions. Total revenue remained strong at $1.3 billion and was essentially flat with the first quarter of 2009.

Corporate & Institutional Banking overview:

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Net interest income for the second quarter of 2009 was $885 million, a decrease of $138 million compared with the first quarter of 2009 primarily due to a decline in higher risk and relatively higher yielding loans.

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Corporate service fees were $236 million in the second quarter of 2009 compared with $218 million in the linked quarter. The increase was primarily from new business activity and higher corporate finance fees.

•	Other noninterest income increased $115 million to $169 million in the second quarter of 2009 compared with the first quarter mainly due to higher capital markets activity.

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Noninterest expense was $470 million in the second quarter of 2009 compared with $436 million in the first quarter of 2009. The increase was primarily due to higher credit-related costs, a loss on the disposition of repossessed assets and a lease residual impairment.

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Provision for credit losses was $649 million in the second quarter of 2009 compared with $287 million in the first quarter and resulted from credit deterioration primarily in real estate and transportation related portfolios. Net charge-offs for the second quarter were $322 million, a $152 million increase compared with the linked quarter.

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Average loans were $74 billion for the second quarter of 2009 compared with $78 billion in the first quarter of 2009. The decrease was due to slower loan demand across the customer base reflecting reduced originations as well as lower utilization levels, paydowns and higher net charge-offs.

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Average deposits were $36 billion in the second quarter of 2009, an increase of $3 billion, or 10 percent, compared with the first quarter of 2009. PNC continued to experience deposit growth, particularly in money market and noninterest-bearing demand, driven largely by customer safety considerations.

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The commercial mortgage servicing portfolio was $269 billion at June 30, 2009 compared with $248 billion at June 30, 2008 and $269 billion at March 31, 2009. Servicing portfolio additions continued to be modest and focused on agency portfolios, and were offset in the second quarter of 2009 by repayments and transfers.

Asset Management Group

Asset Management Group earned $8 million for the second quarter of 2009 compared with $39 million for the first quarter of 2009. The earnings decline was primarily attributable to a higher provision for credit losses and lower net interest income. Continued focus on the fundamentals of customer growth and expense management provided solid revenue, increased client satisfaction, stable retention and lower noninterest expense despite the economic environment.

Asset Management Group overview:

•	Assets under management increased to $98 billion at June 30, 2009 compared with $96 billion at March 31, 2009 due to higher equity market values.

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PNC Reports Second Quarter Net Income of $207 Million – Page 8

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Noninterest income for the quarter declined $3 million compared with the linked quarter due to a seasonal decline in tax services revenue partially offset by higher asset management fees reflecting improved equity market values.

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Net interest income for the quarter declined $21 million compared with the first quarter of 2009 due to a reduction of higher yielding loans. Personal wealth management products include traditional loans and deposits.

•	Noninterest expense for the quarter declined due to continued expense discipline.

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Provision for credit losses was $46 million for the second quarter of 2009 compared with $17 million in the linked quarter. Loan loss reserves were increased beyond net charge-offs as credit quality continued to deteriorate.

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Balance sheet activity for the quarter reflected a stable loan portfolio compared with the linked quarter as home equity loan growth largely offset declines in commercial and residential mortgage loans. Average deposits for the quarter declined $568 million compared with the first quarter due to seasonal outflows related to customer tax payments, the internal reassignment of balances to another business segment and the planned run off of higher rate certificates of deposit. These decreases were partially offset by deposit growth that resulted from the recapture of former National City customers and successful retention and acquisition efforts.

Residential Mortgage Banking

Residential Mortgage Banking earned $88 million in the second quarter of 2009 compared with $221 million for the first quarter. The decline was driven primarily by lower net mortgage servicing rights hedging gains and reduced loan sales revenue.

Residential Mortgage Banking overview:

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Total loan originations were $6.4 billion for the second quarter compared with $6.9 billion in the linked quarter, reflecting strong refinancing activity consistent with industry trends. However, rising mortgage rates reduced incoming application pipeline volume. Loans were primarily originated through direct channels under agency (FNMA, FHLMC, FHA/VA) guidelines.

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Residential mortgage loans serviced for others totaled $161 billion at June 30, 2009 compared with $168 billion at March 31, 2009 as payoffs exceeded new direct loan origination volume during the quarter.

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Noninterest income was $245 million in the second quarter of 2009 compared with $438 million in the first quarter of 2009. Net hedging gains on mortgage servicing rights were $58 million for the second quarter, a decrease of $144 million compared with the prior quarter. Loan sales revenue declined by $23 million in the linked quarter comparison primarily due to a reduction in the mortgage loan pipeline.

•	Net interest income was $80 million in the second quarter of 2009 compared with $82 million in the first quarter.

•	Noninterest expense was $176 million for the second quarter of 2009 and relatively flat compared with $173 million in the linked quarter.

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The carrying value of mortgage servicing rights was $1.5 billion at June 30, 2009 compared with $1.0 billion at March 31, 2009. The increase was primarily attributable to a higher fair value of the asset resulting from rising interest rates during the quarter and a steepening of the interest rate curve which increased the expected cash flows associated with this asset due to lower prepayment risk.

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PNC Reports Second Quarter Net Income of $207 Million – Page 9

Global Investment Servicing

Global Investment Servicing earned $12 million for the second quarter of 2009 compared with $33 million for the second quarter of 2008 and $10 million for the first quarter of 2009. Results for second quarter 2009 were hampered by the continued negative impact of the financial markets on servicing revenue and an increase to a legal contingency reserve established in the first quarter of 2009.

Global Investment Servicing overview:

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Servicing revenue totaled $199 million which reflected a decrease of $45 million, or 18 percent, from the second quarter of 2008 and $6 million, or 3 percent, from the linked quarter. The decrease from the prior year was directly related to declines in equity market values, high redemption activity, and account closures over the past year which resulted in lower asset-based and account-based fees. The majority of the linked quarter decline was due to the seasonal nature of certain investor services.

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Operating expense totaled $170 million and decreased $16 million, or 9 percent, from the year ago quarter and $5 million, or 3 percent, from the first quarter of 2009. The decreases were largely due to actions taken to reduce costs in response to the decline in revenue from unfavorable market conditions.

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Global Investment Servicing provided accounting/administration services for $774 billion of net fund assets and provided custody services for $399 billion of fund assets as of June 30, 2009 compared with $988 billion and $471 billion, respectively, at June 30, 2008 and $712 billion and $361 billion, respectively, at March 31, 2009. The decrease in assets serviced in the prior year comparison was due to declines in asset values and fund outflows resulting from market conditions, while increases from the linked quarter reflected a strengthening of the market during the second quarter.

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Total fund assets serviced by Global Investment Servicing were $2.0 trillion at June 30, 2009 compared with asset servicing levels of $2.6 trillion at June 30, 2008 and $1.8 trillion at March 31, 2009.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $155 million for the second quarter of 2009 compared with $3 million for the first quarter of 2009. Earnings increased primarily due to a lower provision for credit losses.

Distressed Assets Portfolio overview:

•	Net interest income of $295 million for the second quarter of 2009 declined by $36 million compared with the first quarter primarily as a result of a reduction in higher yielding loans.

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Noninterest income was $39 million for the second quarter compared with $13 million in the first quarter of 2009. The increase was primarily due to the early termination of certain credit insurance and third party servicing contracts and a reduction in recourse reserves.

•	Noninterest expense was $55 million for the second quarter, a decrease of $25 million compared with the linked quarter due to lower other real estate owned expense.

•	The provision for credit losses of $30 million decreased $229 million due to credit quality stabilizing during the quarter, particularly in the consumer portfolios.

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Acquired impaired loans were $8.8 billion at June 30, 2009 compared with $8.5 billion as of March 31, 2009. Nonperforming assets were $1.3 billion, an increase of $.4 billion from March 31, 2009 primarily in the residential mortgage portfolio.

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Loans in this business segment require special servicing and management oversight given current loan performance and market conditions. Consequently, the business activities of this segment are focused on maximizing the value of the portfolios assigned to it.

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PNC Reports Second Quarter Net Income of $207 Million – Page 10

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock and those related to Hilliard Lyons prior to its sale on March 31, 2008, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, exited businesses, provision for credit losses for conforming credit allowance adjustments related to acquisitions, other integration costs, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.

PNC recorded a loss of $227 million in “Other, including BlackRock” for the second quarter of 2009 compared with a loss of $152 million for the first quarter of 2009. The higher loss primarily resulted from the special FDIC assessment, higher integration costs in the second quarter and a first quarter gain related to PNC’s BlackRock LTIP shares obligation. These items were somewhat offset by the after-tax impact of higher net securities gains, higher trading results, lower losses on private equity and alternative investments, and higher BlackRock business segment earnings.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 17418471.

In addition, Internet access to the call (listen only) and to PNC’s second quarter 2009 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Reports Second Quarter Net Income of $207 Million – Page 11

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2008 Form 10-K and first quarter 2009 Form 10-Q, including in the Risk Factors and Risk Management sections of those reports, and in our other SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in levels of unemployment.

•	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

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A continuation of recent turbulence in significant portions of the US and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

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Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

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Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2009 with continued wide market credit spreads, and our view that national economic trends currently point to a continuation of severe recessionary conditions in 2009 followed by a subdued recovery in 2010.

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Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

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Changes resulting from legislative and regulatory responses to the current economic and financial industry environment, including current and future conditions or restrictions imposed as a result of our participation in the TARP Capital Purchase Program.

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Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•	Increased litigation risk from recent regulatory and other governmental developments.

•	Unfavorable resolution of legal proceedings or regulatory and other governmental inquiries.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

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PNC Reports Second Quarter Net Income of $207 Million – Page 12

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Our issuance of securities to the US Department of the Treasury may limit our ability to return capital to our shareholders and is dilutive to our common shares. If we are unable previously to redeem the shares, the dividend rate increases substantially after five years.

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Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

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The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

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Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

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Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

In addition, our recent acquisition of National City Corporation (“National City”) presents us with a number of risks and uncertainties related both to the acquisition itself and to the integration of the acquired businesses into PNC. These risks and uncertainties include the following:

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The anticipated benefits of the transaction, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent on the state going forward of the economic and financial markets, which have been under significant stress recently. Specifically, we may incur more credit losses from National City’s loan portfolio than expected. Other issues related to achieving anticipated financial results include the possibility that deposit attrition or attrition in key client, partner and other relationships may be greater than expected.

•

Litigation and governmental investigations currently pending against National City, as well as others that may be filed or commenced relating to National City’s business and activities before the acquisition, could adversely impact our financial results.

•

Our ability to achieve anticipated results is also dependent on our ability to bring National City’s systems, operating models, and controls into conformity with ours and to do so on our planned time schedule. The integration of National City’s business and operations into PNC, which will include conversion of National City’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction has resulted in PNC entering several markets where PNC did not previously have any meaningful retail presence.

In addition to the National City transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks, in addition to those presented by the nature of the business acquired, similar to some or all of those described above relating to the National City acquisition.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2009 (a)	March 31 2009 (a)	June 30 2008	June 30 2009 (a)	June 30 2008
FINANCIAL RESULTS
Dollars in millions, except per share data
Revenue
Net interest income	$2,182	$2,305	$977	$4,487	$1,831
Noninterest income	1,805	1,566	1,062	3,371	2,029

Total revenue	3,987	3,871	2,039	7,858	3,860
Noninterest expense	2,658	2,328	1,103	4,986	2,138

Pretax, pre-provision earnings	$1,329	$1,543	$936	$2,872	$1,722

Provision for credit losses	$1,087	$880	$186	$1,967	$337

Net income	$207	$530	$517	$737	$901

Net income attributable to common shareholders	$65	$460	$505	$525	$882

Diluted earnings per common share	$.14	$1.03	$1.45	$1.16	$2.54
Cash dividends declared per common share	$.10	$.66	$.66	$.76	$1.29

Total preferred dividends declared	$119	$51		$170
TARP Capital Purchase Program preferred dividends	$95	$47		$142
Impact of TARP Capital Purchase Program preferred dividends per common share	$.21	$.11		$.32

SELECTED RATIOS
Net interest margin (b)	3.60%	3.81%	3.47%	3.70%	3.28%
Noninterest income to total revenue (c)	45	40	52	43	53
Efficiency (d)	67	60	54	63	55
Return on:
Average common shareholders’ equity	1.52%	10.23%	14.33%	5.72%	12.59%
Average assets	.30	.77	1.47	.53	1.29

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Results for the three months ended June 30, 2009 and March 31, 2009 and for the six months ended June 30, 2009 include the impact of National City, which we acquired on December 31, 2008.
(b)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2009, March 31, 2009, and June 30, 2008 were $16 million, $15 million, and $10 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2009 and June 30, 2008 were $31 million and $19 million, respectively. The adjustments for the three months ended June 30, 2009 and March 31, 2009 and for the six months ended June 30, 2009 include the impact of National City.
(c)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(d)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2009 (a)	March 31 2009 (a)	June 30 2008
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$279,754	$286,422	$142,771
Loans	165,009	171,373	73,040
Allowance for loan and lease losses	4,569	4,299	988
Investment securities	49,969	46,253	31,032
Loans held for sale	4,662	4,045	2,288
Goodwill and other intangible assets	12,890	12,178	9,928
Equity investments	8,168	8,215	6,376
Deposits	190,439	194,635	84,689
Borrowed funds	44,681	48,459	32,472
Shareholders’ equity	27,294	26,477	15,108
Common shareholders’ equity	19,363	18,546	14,602
Accumulated other comprehensive loss	3,101	3,289	1,227
Book value per common share	42.00	41.67	42.17
Common shares outstanding (millions)	461	445	346
Loans to deposits	87%	88%	86%

ASSETS ADMINISTERED (billions)
Managed	$98	$96	$67
Nondiscretionary	124	120	110

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$774	$712	$988
Custody assets	399	361	471

CAPITAL RATIOS (b)
Tier 1 risk-based	10.5%	10.0%	8.2%
Tier 1 common	5.3	4.9	5.7
Total risk-based	14.1	13.6	11.9
Leverage	9.1	8.9	7.3

ASSET QUALITY RATIOS
Nonperforming loans to total loans	2.44%	1.73%	.95%
Nonperforming assets to total loans and foreclosed and other assets	2.74	2.05	1.00
Nonperforming assets to total assets	1.62	1.23	.51
Net charge-offs to average loans (for the three months ended)	1.89	1.01	.62
Allowance for loan and lease losses to total loans	2.77	2.51	1.35
Allowance for loan and lease losses to nonperforming loans	113	145	142

(a)	Includes the impact of National City, which we acquired on December 31, 2008.
(b)	The capital ratios as of June 30, 2009 are estimated.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

BUSINESS SEGMENT EARNINGS AND REVENUE (a) (b)

In millions

	Three months ended			Six months ended
	June 30 2009 (c)	March 31 2009 (c)	June 30 2008	June 30 2009 (c)	June 30 2008
Earnings (Loss)
Retail Banking	$60	$50	$81	$110	$218
Corporate & Institutional Banking	111	359	159	470	184
Asset Management Group	8	39	34	47	71
Residential Mortgage Banking	88	221		309
Global Investment Servicing	12	10	33	22	63
Distressed Assets Portfolio	155	3		158
Other, including BlackRock (b)	(227)	(152)	210	(379)	365

Total consolidated net income	$207	$530	$517	$737	$901

Revenue
Retail Banking	$1,466	$1,441	$659	$2,907	$1,400
Corporate & Institutional Banking	1,290	1,295	566	2,585	881
Asset Management Group	226	250	147	476	292
Residential Mortgage Banking	325	520		845
Global Investment Servicing	188	190	237	378	465
Distressed Assets Portfolio	334	344		678
Other, including BlackRock (b)	158	(169)	430	(11)	822

Total consolidated revenue	$3,987	$3,871	$2,039	$7,858	$3,860

(a)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure.
(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2009 Form 10-Q will include additional information regarding BlackRock.
(c)	Includes the impact of National City, which we acquired on December 31, 2008.